As filed with the Securities and Exchange Commission on June 11, 2021

Registration No. 333-239330
Registration No. 333-232142
Registration No. 333-225608
Registration No. 333-218905
Registration No. 333-217805
Registration No. 333-214529
Registration No. 333-212012
Registration No. 333-189213
Registration No. 333-182238
Registration No. 333-160329

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-239330
AND
POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NOS. 333-232142, 333-225608, 333-218905, 333-217805, 333-214529, 333-212012, 333-189213, 333-182238 AND 333-160329
UNDER THE SECURITIES ACT OF 1933
ARENA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	23-2908305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
136 Heber Avenue, Suite 204
Park City, Utah 84060
(Address of Principal Executive Offices) (Zip Code)
Arena Pharmaceuticals, Inc. 2009 Long-Term Incentive Plan
Arena Pharmaceuticals, Inc. 2012 Long-Term Incentive Plan
Arena Pharmaceuticals, Inc. 2013 Long-Term Incentive Plan
Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan
Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan
Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan
(Full title of the plans)
Joan Schmidt, Esq.
Executive Vice President, General Counsel and Secretary
6154 Nancy Ridge Drive
San Diego, California 92121
(Name and address of agent for service)

858.453.7200
(Telephone number, including area code, of agent for service)
Copy to:
Steven M. Przesmicki, Esq.
Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
858.550.6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
EXPLANATORY NOTE
Arena Pharmaceuticals, Inc. (the “Registrant” or the “Company”) is filing these Post-Effective Amendments (the “Post-Effective Amendment”) to the Registrant’s registration statements on Form S-8 (File Nos. 333-239330, 333-232142, 333-225608, 333-218905, 333-217805, 333-214529, 333-212012, 333-189213, 333-182238 and 333-160329), as filed with the Securities and Exchange Commission on June 19, 2020, June 14, 2019, June 14, 2018, June 22, 2017, May 9, 2017, November 9, 2016, June 14, 2016, June 10, 2013, June 20, 2012 and June 30, 2009, respectively (collectively, the “Prior Registration Statements”). Pursuant to the Prior Registration Statements, shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) were registered for issuance under the Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan (the “2020 LTIP”), the Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan, the Arena Pharmaceuticals, Inc. 2013 Long-Term Incentive Plan, the Arena Pharmaceuticals, Inc. 2012 Long-Term Incentive Plan and the Arena Pharmaceuticals, Inc. 2009 Long-Term Incentive Plan (collectively, the “Prior Plans”). Pursuant to the terms of the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), (i) 783,439 shares previously approved by the Company’s stockholders and remaining available for grant under the 2020 LTIP as of March 31, 2021 (the “2020 LTIP Available Reserve”), became available for issuance under the 2021 Plan effective upon the approval of the 2021 Plan by the Company’s stockholders on June 11, 2021, (ii) from and after March 31, 2021, any shares of Common Stock subject to outstanding stock awards granted under the Prior Plans (a “Prior Plan Award”) that are forfeited, or expire or otherwise terminate without the issuance of shares of Common Stock, or is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Prior Plan Award and (iii) any shares of Common Stock that are, after March 31, 2021, tendered by the holder of a Prior Plan Award or withheld by the Company in payment of the purchase price of an option that is a Prior Plan Award, or shares of Common Stock that are, after March 31, 2021, used to satisfy any tax withholding obligation with respect to a Prior Plan Award (the shares described in the foregoing clauses (ii) and (iii), collectively, the “Prior Plans Returning Shares”) shall become available for issuance pursuant to awards granted under the 2021 Plan, on a one-for-one-basis.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, this Post-Effective Amendment is hereby filed to provide that the applicable Prior Registration Statements will cover the issuance of the 2020 LTIP Available Reserve under the 2021 Plan, and that the Prior Registration Statements will also cover the issuance of the Prior Plans Returning Shares under the 2021 Plan as and when such shares become Prior Plans Returning Shares and become available for issuance pursuant to awards granted under the 2021 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.
Not required to be filed with this registration statement.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this registration statement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or other portions of documents filed with the SEC which are furnished, but not filed, pursuant to applicable rules promulgated by the SEC):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021; the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2021;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 5, 2021; the Registrant’s Current Reports on Form 8-K filed with the SEC on February 16, 2021 and March 2, 2021; and

(c) the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-31161), filed with the SEC on July 26, 2000, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation, Bylaws and the Delaware General Corporation Law (the “DGCL”), the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant’s Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.
As permitted under the DGCL, the Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys’, witness or other professional fees), and, unless in connection with a proceeding by or in the right of the Registrant, any and all judgments, fines and amounts paid in settlement, actually and reasonably incurred by such persons or on such persons’ behalf in connection with any proceeding, whether actual or threatened, to which any such person may be involved as a party or otherwise by reason of the fact that such person is or was a director or an executive officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another enterprise, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:
•indemnification beyond that permitted by applicable law;
•except as provided in the indemnification agreements, an accounting of profits made from the purchase and sale (or sale and purchase) by such director or executive officer of securities of the Registrant within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;
•except as provided in the indemnification agreements, any reimbursement of the Registrant by such director or executive officer of any bonus or other incentive-based or equity-based compensation or of any profits realized by such director or executive officer from the sale of securities of the Registrant, as required in each case under the Exchange Act; or
•except as provided in the indemnification agreements, in connection with any proceeding initiated by such director or executive officer, unless (i) the Registrant’s Board of Directors authorized the proceeding prior to its initiation or (ii) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law.

The indemnification agreements also set forth certain procedures, presumptions and remedies that will apply in the event of a claim for indemnification thereunder.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.

Exhibit Number	Description of Document

4.1
Fifth Amended and Restated Certificate of Incorporation of Arena (incorporated by reference to Exhibit 3.1 to Arena’s quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, Commission File No. 000-31161)

4.2
Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Arena (incorporated by reference to Exhibit 4.2 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 2006, Commission File No. 333-135398)

4.3
Certificate of Amendment No. 2 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 4.3 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2009, Commission File No. 333-160329)

4.4
Certificate of Amendment No. 3 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 3.4 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 20, 2012, Commission File No. 333-182238)

4.5
Certificate of Amendment No. 4 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 3.1 to Arena’s current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2017, Commission File No. 000-31161)

4.6
Certificate of Amendment No. 5 of the Fifth Amended and Restated Certificate of Incorporation of Arena, as amended (incorporated by reference to Exhibit 3.1 to Arena’s current report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2020, Commission File No. 000-31161)

4.7
Amended and Restated Bylaws of Arena (incorporated by reference to Exhibit 3.2 to Arena’s current report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2020, Commission File No. 000-31161)

4.8
Form of common stock certificate (incorporated by reference to Exhibit 4.7 to Arena’s registration statement on Form S-8, filed with the Securities and Exchange Commission on June 22, 2017, Commission File No. 333-218905)

5.1	Opinion of Cooley LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1
Arena Pharmaceuticals, Inc. 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2009, Commission File No. 333-160329)

99.2
Arena Pharmaceuticals, Inc. 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to Arena’s registration statement on Form S-8 filed with the Securities and Exchange Commission on June 20, 2012, Commission File No. 333-182238)

99.3
Arena Pharmaceuticals, Inc. 2013 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to Arena’s quarterly report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission on May 9, 2017, Commission File No. 000-31161)

99.4
Arena Pharmaceuticals, Inc. Amended and Restated 2017 Long-Term Incentive Plan, (incorporated by reference to Exhibit 99.1 to Arena’s registration statement on Form S-8, filed with the Securities and Exchange Commission on June 19, 2020, Commission File No. 333-239330)

99.5	Arena Pharmaceuticals, Inc. Amended and Restated 2020 Long-Term Incentive Plan

99.6	Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan

99.7	Form of Nonqualified Stock Option Grant Agreement for Employees and Consultants under the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan

99.8	Form of Restricted Stock Unit Grant Agreement under the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan

99.9	Form of Restricted Stock Unit Grant Agreement for Non-Employee Directors under the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan

99.10	Form of Nonqualified Stock Option Grant Agreement for Non-Employee Directors under the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan
 ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on June 11, 2021.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Amit D. Munshi
Amit D. Munshi President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amit D. Munshi and Joan Schmidt, and each of them, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Amit D. Munshi	President and Chief Executive Officer and Director (principal executive officer)	June 11, 2021
Amit D. Munshi

By:	/s/ Laurie D. Stelzer	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 11, 2021
Laurie D. Stelzer

By:	/s/ Garry A. Neil	Chair of the Board	June 11, 2021
Garry A. Neil, M.D.

By:	/s/ Jayson Dallas	Director	June 11, 2021
Jayson Dallas, M.D.

By:	/s/ Oliver Fetzer	Director	June 11, 2021
Oliver Fetzer, Ph.D.

By:	/s/ Kieran T. Gallahue	Director	June 11, 2021
Kieran T. Gallahue

By:	/s/ Jennifer Jarrett	Director	June 11, 2021
Jennifer Jarrett

By:	/s/ Katharine Knobil	Director	June 11, 2021
Katharine Knobil, M.D.

By:	/s/ Tina S. Nova	Director	June 11, 2021
Tina S. Nova, Ph.D.

By:	/s/ Nawal Ouzren	Director	June 11, 2021
Nawal Ouzren